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                               AXIA GROUP, INC.
                            801 Travis, Suite 1400
                             Houston, Texas 77002


         AXIA GROUP,INC. AND AFFILIATE OF CORTEC GROUP FUND III, L.P.
                            SIGN PURCHASE AGREEMENT

Contact:  Lyle Feye                     Richard Fischbein
          Axia Group, Inc.              Cortec Group Fund III, L.P.
          (713) 425-5120                (212) 370-5600

FOR IMMEDIATE RELEASE:

Houston, TX (July 21, 2000) -- AXIA Group, Inc. and Cortec Group Fund III, L.P. announced today that they have signed a definitive agreement for an affiliate of Cortec to acquire the Houston-based AXIA Group.

Terms of the agreement are not being disclosed. Closing of the sale is expected in approximately 30 days.

AXIA Group, Inc. is a leading designer, manufacturer, marketer and distributor of a diverse range of products in several niche markets including productivity enhancing construction tools, formed wire products, industrial bag closing machines and flexible conveyors.

AXIA operates through three business units: Ames, Nestaway and Fischbein. Ames is the largest U.S. supplier and distributor of automatic drywall taping and finishing tools used in the construction industry. Nestaway is the largest U.S. independent manufacturer of dishwasher racks. Fischbein is a leading worldwide manufacturer and marketer of bag closing products and a leading manufacturer and marketer of flexible conveyors and storage racks.

AXIA is a portfolio company of The Sterling Group, L.P., a Houston-based private equity firm engaged in the acquisition and ownership of operating businesses.
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Axia Group, Inc.
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In connection with the transaction, AXIA, Incorporated, a wholly-owned subsidiary of AXIA Group, Inc., announced that it has hired First Union Securities, Inc. as the Dealer Manager for the Offer to Purchase and Consent Solicitation in connection with Axia's outstanding 10 3/4% Senior Subordinated Notes. First Union Securities can be reached at 1-800-528-4580.